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                                EXHIBIT 99.1







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                                  NEWS RELEASE
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                         PEGASUS GOLD ANNOUNCES NEW CFO

SPOKANE, WA. - February 6, 1998 - Pegasus Gold Inc. (PGU - ME) announced that MICHELLE G. VIAU has been promoted to Vice President and Chief Financial Officer replacing Phillips S. Baker, Jr.. Mrs. Viau joined the Company in October 1984 and has held a variety of financial positions including Tax Manager, Assistant Controller, Controller, and most recently Treasurer. Mrs. Viau has been a Certified Public Accountant since 1980 and prior to her employment with the Company, Mrs. Viau worked as a public accountant for Coopers & Lybrand.

Mr. Baker has informed the Company that he will be leaving Pegasus to join Battle Mountain Gold in March.

"Micki's extensive experience with all the Company's financial affairs and proven leadership and management capabilities will ensure a smooth transition as Pegasus works to reorganize," stated Werner G. Nennecker, President and Chief Executive Officer. "Phil has done a great job for the Company and we wish him every success in the future," he concluded.

Statements in this release which are not historical data are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the Company's SEC filings.

Pegasus Gold Inc. is an international gold mining company, headquartered in Spokane, Washington. The Company carries out exploration internationally through offices located in Santiago, Chile; and Panama City, Panama. The common shares of Pegasus are traded under the symbol PGU on the Montreal Exchange. The common shares also trade over the counter in the United States under the symbol PSGQF.

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For further information, contact:
John W. Pearson
Vice President, Investor and Public Relations
509-624-4653